Exhibit 4.3

SUPPLEMENTAL INDENTURE
Dated as of February 7, 2011
To Second Supplemental Indenture dated as of June 3, 2009
To Subordinated Debt Indenture dated as of July 20, 2007

4.00% Convertible Senior Subordinated Notes due 2015

WHEREAS, Section 10.01 of the Supplemental Indenture dated as of June 3, 2009 between the Company and the Trustee (the “Original Supplemental Indenture”) provides, among other things, that each Subsidiary of the Company shall execute and deliver an indenture supplemental to the Indenture and thereby give a Subsidiary Guarantee and become a Subsidiary Guarantor which shall be bound by the Subsidiary Guarantee of the Notes upon the occurrence of the conditions set forth in Section 10.01;

WHEREAS, this Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act;

WHEREAS, the execution of this Supplemental Indenture has been duly authorized by the Board of Directors of each Subsidiary Guarantor and all things necessary to make this Supplemental Indenture, when executed and delivered by each Subsidiary Guarantor, a valid, binding and legal instrument according to its terms have been done and performed;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

The following Article 16 is hereby added to the Indenture solely with respect to the Subsidiary Guarantees pursuant to Section 10.01 of the Original Supplemental Indenture with respect to the obligations set forth below.

All terms not defined herein shall be as defined in the Original Supplemental Indenture.

ARTICLE 16
SUBSIDIARY GUARANTORS

SECTION 1601. Subsidiary Guarantee Obligations.

Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Original Supplemental Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Original Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the “Subsidiary Guaranteed Obligations”).  Each Subsidiary Guarantor further agrees that the Subsidiary Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 16 notwithstanding any extension or renewal of any Subsidiary Guaranteed Obligation.

Each Subsidiary Guarantor waives, to the fullest extent permitted by law, presentation to, demand of, payment from and protest to the Company of any of the Subsidiary Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Subsidiary Guarantor waives notice of any Default under the Notes or the Subsidiary Guaranteed Obligations.  The Obligations of each Subsidiary Guarantor hereunder shall not be affected, to the fullest extent permitted by law, by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Subsidiary Guarantor) under the Original Supplemental Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; or (3) the failure of any Holder or the Trustee to exercise any right or remedy against any other Subsidiary Guarantor of the Subsidiary Guaranteed Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

Except as expressly set forth in Section 10.01 of the Original Supplemental Indenture and Section 1614 of this Supplemental Indenture, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Subsidiary Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any Default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Subsidiary Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Subsidiary Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Subsidiary Guaranteed Obligations, and (B) accrued and unpaid interest on such Subsidiary Guaranteed Obligations (but only to the extent not prohibited by law).

Each Subsidiary Guarantor shall not be entitled to any right of subrogation in respect of any Subsidiary Guaranteed Obligations guaranteed hereby until payment in full in cash or Cash Equivalents of all Subsidiary Guaranteed Obligations.  Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Subsidiary Guaranteed Obligations hereby may be accelerated as provided in Article 5 of the Original Supplemental Indenture for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Subsidiary Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Subsidiary Guaranteed Obligations as provided in Article 5 of the Original Supplemental Indenture, such Subsidiary Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

Each Subsidiary Guarantor shall pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 1602.  Subsidiary Guarantee Obligations Subordinated to Senior Indebtedness of Subsidiary Guarantors.  Each Subsidiary Guarantor covenants and agrees, and each Holder of the Notes, by its acceptance thereof, likewise covenants and agrees, that any payment by each Subsidiary Guarantor in respect of its Subsidiary Guarantee Obligations shall be made subject to the provisions of this Article 16, and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all such Subsidiary Guarantor’s Subsidiary Guarantee Obligations shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment to the prior payment in full in cash of all Obligations in respect of such Subsidiary Guarantor’s Senior Indebtedness, including principal, premium (if any) or interest (including post-petition interest) thereon, that the subordination is for the benefit of, and shall be enforceable directly by, the holders of such Subsidiary Guarantor’s Senior Indebtedness, and that each holder of any Subsidiary Guarantor’s Senior Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired such Subsidiary Guarantor’s Senior Indebtedness in reliance upon the covenants and provisions contained in this Indenture and the Notes. Only Indebtedness of a Subsidiary Guarantor that is Senior Indebtedness of such Subsidiary Guarantor will rank senior to the Subsidiary Guarantee of such Subsidiary Guarantor in accordance with the provisions of the Indenture. A Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Subsidiary Guarantor to which it relates and pari passu (or senior) to any guarantee by such Subsidiary Guarantor of Designated Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured.

SECTION 1603.  No Payment on Notes in Certain Circumstances.  (a)  No Subsidiary Guarantor may, and no other Person on behalf of such Subsidiary Guarantor may, make any payment or deposit with respect to the Subsidiary Guarantee (collectively, “pay the Subsidiary

Guarantee”) if (i) any amount of principal, interest or other payments due under any Designated Senior Indebtedness of such Subsidiary Guarantor or the Company has not been paid when due beyond any applicable grace period whether at maturity, upon redemption, by declaration or otherwise or (ii) any other default on Designated Senior Indebtedness of such Subsidiary Guarantor or the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived in writing and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full, after which such Subsidiary Guarantor shall resume making any and all required payments in respect of the Subsidiary Guaranty, including any missed payments. However, a  Subsidiary Guarantor may pay the Subsidiary Guarantee without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness guaranteed by such Subsidiary Guarantor with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing, after which such Subsidiary Guarantor shall resume making any and all required payments in respect of the Subsidiary Guaranty, including any missed payments. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of a Subsidiary Guarantor or the Company pursuant to which the maturity thereof may be accelerated either immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, such Subsidiary Guarantor may not pay the Subsidiary Guarantee for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to such Subsidiary Guarantor) of written notice (a “Guarantee Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness of such Subsidiary Guarantor or the Company specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter (or earlier if such Guarantee Payment Blockage Period is terminated (A) by written notice to the Trustee and such Subsidiary Guarantor from the Person or Persons who gave such Guarantee Blockage Notice (B) because the default giving rise to such Guarantee Blockage Notice is no longer continuing (solely as evidenced by written notice to the Trustee by the Representative of such Designated Senior Indebtedness which notice shall be promptly delivered), or (C) because such Designated Senior Indebtedness of such Subsidiary Guarantor and the related Designated Senior Indebtedness of the Company has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness of such Subsidiary Guarantor or the Company or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness of such Subsidiary Guarantor or the Company, such Subsidiary Guarantor may resume payments on the Subsidiary Guarantee after the end of such Guarantee Payment Blockage Period including any missed payments. The Subsidiary Guarantee shall not be subject to more than one Guarantee Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness guaranteed by such Subsidiary Guarantor during such period. No default which exists or was continuing on the date of commencement of any Blockage Period with respect to the Designated Senior Indebtedness of a Subsidiary Guarantor or the Company under this Section 1603 shall be, or shall be made, the basis for the commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness of such Subsidiary Guarantor whether or not within a period of 360 consecutive days unless such default shall have been cured or waived in writing for a period of not less than 90 consecutive days. (It being acknowledged that any subsequent action, or any breach of any covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

(b)  If, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by Section 1603(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Subsidiary Guarantor’s Senior Indebtedness (pro rata to such holders on the basis of the respective amount of such Subsidiary Guarantor’s Senior Indebtedness held by such holders) or their respective Representatives, as their respective interests may appear. The Trustee shall be entitled to rely on information regarding amounts then due and owing on such Subsidiary Guarantor’s Senior Indebtedness, if any, received from the holders of such Subsidiary Guarantor’s Senior Indebtedness (or their Representatives) or, if such information is not received from such holders or their Representatives, from such Subsidiary Guarantor and only amounts included in the information provided to the Trustee shall be paid to the holders of such Subsidiary Guarantor’s Senior Indebtedness.

The provisions of this Section shall not apply to any payment with respect to which Section 1604 would be applicable.

Nothing contained in this Article 16 shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the maturity of the Notes pursuant to Section 502 of the Original Supplemental Indenture or to pursue any rights or remedies hereunder; provided that all Senior Indebtedness of the Company thereafter due or declared to be due shall first be paid in full in cash or before the Holders are entitled to receive any payment of any kind or character with respect to Obligations on the Notes.

SECTION 1604.  Payment Over of Proceeds upon Dissolution, Etc.  (a)  Upon any payment or distribution of assets of any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to such Subsidiary Guarantor or its property, whether voluntary or involuntary, all Obligations due or to become due upon all of such Subsidiary Guarantor’s Senior Indebtedness shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of such Subsidiary Guarantor’s Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor, or for the acquisition of such Subsidiary Guarantee for cash or property or otherwise. Upon any such total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding, any payment or distribution of assets of such Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by such Subsidiary Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of such Subsidiary Guarantor’s Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of such Subsidiary Guarantor’s Senior Indebtedness held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Subsidiary Guarantor’s Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of such Subsidiary Guarantor’s Senior Indebtedness remaining unpaid until all such Subsidiary Guarantor’s Senior Indebtedness has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Subsidiary Guarantor’s Senior Indebtedness.

(b)  To the extent any payment of any Subsidiary Guarantor’s Senior Indebtedness (whether by or on behalf of such Subsidiary Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, such Subsidiary Guarantor’s Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

(c)  If, notwithstanding the foregoing, any payment or distribution of assets of any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, shall be received by any Holder or the Trustee when such payment or distribution is prohibited by this Section 1604, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Subsidiary Guarantor’s Senior Indebtedness (pro rata to such holders on the basis of the respective amount of such Subsidiary Guarantor’s Senior Indebtedness held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Subsidiary Guarantor’s Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of such Subsidiary Guarantor’s Senior Indebtedness remaining unpaid until all such Subsidiary Guarantor’s Senior Indebtedness has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Subsidiary Guarantor’s Senior Indebtedness.

(d)  The consolidation of any Subsidiary Guarantor with, or the merger of any Subsidiary Guarantor with or into, another corporation or the liquidation or dissolution of any Subsidiary Guarantor following the conveyance or transfer of all or substantially all of its assets, to another corporation upon the terms and conditions provided in Article Eight hereof and as long as permitted under the terms of such Subsidiary Guarantor’s Senior Indebtedness shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume such Subsidiary Guarantor’s obligations hereunder in accordance with Article Eight hereof.

SECTION 1605.  Payments May Be Paid Prior to Dissolution.  Nothing contained in this Article 16 or elsewhere in this Indenture shall prevent (i) any Subsidiary Guarantor, except under the conditions described in Sections 1603 and 1604, from making payments at any time for the purpose of making payments in respect of this Subsidiary Guarantee, or from depositing with the Trustee any moneys for such payments, or (ii) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 1603 or 1604, the application by the Trustee of any moneys deposited with it for the purpose of making such payments to the Holders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable a Trust Officer shall have actually received the written notice provided for in the third sentence of Section 1603(a) or in Section 1608 (provided that, notwithstanding the foregoing, such application shall otherwise be subject to the provisions of the first sentence of Section 1603(a), 1603(b) and Section 1604). Each Subsidiary Guarantor shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of such Subsidiary Guarantor.

SECTION 1606.  Subrogation.  Subject to the payment in full in cash of all Subsidiary Guarantor Senior Indebtedness, the Holders of the Obligations of any Subsidiary Guarantor shall be subrogated to the rights of the holders of such Subsidiary Guarantor’s Senior Indebtedness to receive payments or distributions of cash, property or securities of such Subsidiary Guarantor applicable to such Subsidiary Guarantor’s Senior Indebtedness until the Obligations of such Subsidiary Guarantor under the Subsidiary Guarantee shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of such Subsidiary Guarantor’s Senior Indebtedness by or on behalf of such Subsidiary Guarantor or by or on behalf of the Holders by virtue of this Article 16 which otherwise would have been made to the Holders shall, as between such Subsidiary Guarantor and the Holders of such Subsidiary Guarantor’s Obligations, be deemed to be a payment by such Subsidiary Guarantor to or on account of such Subsidiary Guarantor’s Senior Indebtedness, it being understood that the provisions of this Article 16 are and are intended solely for the purpose of defining the relative rights of the Holders of such Subsidiary Guarantor’s Obligations, on the one hand, and the holders of such Subsidiary Guarantor’s Senior Indebtedness, on the other hand.

If any payment or distribution to which the Holders would otherwise have been entitled but for the application of the provisions of this Article 16 shall have been applied, pursuant to the provisions of this Article 16, to the payment of amounts payable under Senior Indebtedness of any Subsidiary Guarantor, then the Holders shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full in cash.

SECTION 1607.  Obligations of Subsidiary Guarantor Unconditional.  Nothing contained in this Article 16 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Subsidiary Guarantors, their respective creditors other than the holders of such Subsidiary Guarantor’s Senior Indebtedness, and the Holders, the obligation of such Subsidiary Guarantor, which is absolute and unconditional, to pay to the Holders the Subsidiary Guarantee Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of such Subsidiary Guarantor other than the holders of such Subsidiary Guarantor’s Senior Indebtedness, nor shall anything herein or therein prevent the Holder of any Note or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, property or securities of such Subsidiary Guarantor received upon the exercise of any such remedy.

SECTION 1608.  Notice to Trustee.  Each Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to such Subsidiary Guarantor which would prohibit the making of any payment to or by the Trustee in respect of the Subsidiary Guarantee or the Notes pursuant to the provisions of this Article 16. Regardless of anything to the contrary contained in this Article 16 or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Subsidiary Guarantor’s Senior Indebtedness or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from such Subsidiary Guarantor or from a holder of such Subsidiary Guarantor’s Senior Indebtedness or a Representative therefor, and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist.

If the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of such Subsidiary Guarantor’s Senior Indebtedness to participate in any payment or distribution pursuant to this Article 16, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amounts of such Subsidiary Guarantor’s Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 16, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 1609.  Reliance on Judicial Order or Certificate of Liquidating Agent.  Upon any payment or distribution of assets of any Subsidiary Guarantor referred to in this Article 16, the Trustee, subject to the provisions of Article Six hereof, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceeding is pending so long as such order gives effect to the provisions of this Article 16 or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of each Subsidiary Guarantor’s Senior Indebtedness and other Indebtedness of any Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 16.

SECTION 1610.  Trustee’s Relation to Subsidiary Guarantor’s Senior Indebtedness.  The Trustee, any agent of the Trustee and any agent of any Subsidiary Guarantor shall be entitled to all the rights set forth in this Article 16 with respect to the respective Subsidiary Guarantor’s Senior Indebtedness which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of the respective Subsidiary Guarantor’s Senior Indebtedness and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder.

With respect to the holders of the respective Subsidiary Guarantor’s Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 16, and no implied covenants or obligations with respect to the holders of the respective Subsidiary Guarantor’s Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of any Subsidiary Guarantor’s Senior Indebtedness.

Whenever a distribution is to be made or a notice given to holders or owners of any Subsidiary Guarantor’s Senior Indebtedness, the distribution may be made and the notice may be given to their Representative, if any.

SECTION 1611.  Subordination Rights Not Impaired by Acts or Omissions of Subsidiary Guarantors or Holders of Subsidiary Guarantors’ Senior Indebtedness.  No right of any present or future holders of any Subsidiary Guarantor’s Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such Subsidiary Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by such Subsidiary Guarantor with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of any Subsidiary Guarantor’s Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee, without incurring responsibility to the Trustee or the Holders of the Notes and without impairing or releasing the subordination provided in this Article 16 or the obligations hereunder of the Holders of the Notes to the holders of such Subsidiary Guarantor’s Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Subsidiary Guarantor’s Senior Indebtedness, or otherwise amend or supplement in any manner such Subsidiary Guarantor’s Senior Indebtedness, or any instrument evidencing the same or any agreement under which such Subsidiary Guarantor’s Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Subsidiary Guarantor’s Senior Indebtedness; (iii) release any Person liable in any manner for the payment or collection of such Subsidiary Guarantor’s Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against such Subsidiary Guarantor and any other Person.

SECTION 1612.  Noteholders Authorize Trustee To Effectuate Subordination of Notes.  Each Holder of Notes by its acceptance of them authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of each Subsidiary Guarantor’s Senior Indebtedness and the Holders of Notes, the subordination provided in this Article 16, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of such Subsidiary Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of such Subsidiary Guarantor, the filing of a claim for the unpaid balance of its Notes and accrued interest in the form required in those proceedings.

If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of each Subsidiary Guarantor’s Senior Indebtedness or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of any Subsidiary Guarantor’s Senior Indebtedness or their respective Representatives to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of any Subsidiary Guarantor’s Senior Indebtedness or their Representatives to vote in respect of the claim of any Holder in any such proceeding.

SECTION 1613.  This Article 16 Not To Prevent Events of Default.  The failure to make a payment on account of Obligations of any Subsidiary Guarantor by reason of any provision of this Article 16 will not be construed as preventing the occurrence of an Event of Default. Nothing contained in this Article 16 shall limit the right of the Trustee or the Holders to take any action or accelerate the maturity of the Notes pursuant to Article 5 or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article 16 of the holders from time to time, of Senior Indebtedness of any Subsidiary Guarantor.

SECTION 1614.  Maximum Amount; Contribution.  Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the fair market value of the net assets of each Subsidiary Guarantor.

SECTION 1615.  Counterparts.  The Subsidiary Guarantee shall be enforceable whether or not the Subsidiary Guarantor has executed a counterpart to the Note, and no signature by the Subsidiary Guarantor on the Note shall be required.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, and attested, all as of the day and year first above written.

Amida Industries, Inc.
A.S.V., Inc.
CMI Terex Corporation
Genie Holdings, Inc.
Hydra Platforms Mfg. Inc.
Powerscreen North America Inc.
Spinnaker Insurance Company
Terex Advance Mixer, Inc.
Terex Aerials, Inc.
Terex Financial Services, Inc.
Terex-Telelect, Inc.
Terex USA, LLC
Duvalpilot Equipment Outfitters, LLC
Loegering Mfg. Inc.
Genie Financial Services, Inc.
Genie Industries, Inc.
Genie International, Inc.
Genie Manufacturing, Inc.
GFS National, Inc.
Powerscreen USA LLC
Powerscreen Holdings USA Inc.
Powerscreen International LLC
Fantuzzi Noell USA, Inc.
Schaeff Incorporated
Schaeff of North America, Inc.
Terex Utilities, Inc.

Attest:	By:
Name:	Name:
Title:	Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: